UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2005

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 27, 2005, Kindred Healthcare, Inc. (the “Company”) announced that certain of its subsidiaries signed a definitive agreement (the “Agreement”) with Health Care REIT, Inc. and its affiliates (“HCN”) to acquire the real estate associated with four long-term acute care hospitals for a total purchase price of approximately $80 million in cash. As previously announced, the Company entered into a non-binding term sheet with HCN to purchase the real estate associated with these four long-term acute care hospitals in connection with the Company’s acquisition of the assets of Commonwealth Communities Holdings LLC and certain of its affiliates (collectively, “Commonwealth”). Commonwealth currently operates these four long-term acute care hospitals.

The transaction with HCN is subject to several conditions to closing, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the successful closing of the Commonwealth transaction.

Item 7.01. Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on December 27, 2005, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section.

Item 9.01.

(c)	Exhibits

Exhibit 99.1    Press release dated December 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 28, 2005	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Senior Vice President of Corporate Legal Affairs and Corporate Secretary